Exhibit 99.2

Dear Fellow Shareholders:

As I review the activities of Camden National Corporation during the third quarter and first nine months of 2010, I am pleased with the progress our organization has shown financially and strategically. The efforts of the organization during 2010 have positioned us to be confident in the face of an uncertain economic environment which is compounded by evolving regulatory reform.

Camden National Corporation reported net income of $7.4 million for the third quarter of 2010, an increase of 18% when compared to the third quarter of 2009.   On a year-to-date basis, net income was $18.3 million, an increase of 5% when compared to the same period a year ago.  Diluted earnings per share for the third quarter of 2010 were $0.97, an increase of 17% over the third quarter of 2009, and $2.39 year-to-date, an increase of 4% over the comparable prior year period.  Return on equity of 14.66% for the third quarter and 12.43% for the year-to-date in 2010, compares to 13.93% and 13.48%, respectively, for the comparable periods in 2009.

Earnings were favorably impacted by improved asset quality indicators and proceeds from a legal settlement.  Our level of non-performing assets to total assets declined to 1.03% at September 30, 2010 and our annualized net loan charge-offs to average loans for the nine months ended September 30, 2010 was 0.27%.  These ratios compare favorable to our national peer group’s average non-performing assets to total assets of 3.86% and annualized net loan charge-offs of 1.15% based on the most recent Bank Holding Company Performance Report dated June 30, 2010 provided by the Federal Reserve System. Stabilized asset quality resulted in a provision for credit losses of $1.3 million for the third quarter of 2010, compared to $2.0 million for the third quarter of 2009.  During the quarter, the Company also received a favorable legal settlement related to previously charged-off investment in auction pass-through certificates with Federal Home Loan Mortgage Corporation preferred stock assets of $2.0 million on a pre-tax basis, or $0.17 per diluted common share after tax.

Total revenues (the sum of net interest income and noninterest income) of $25.7 million for the third quarter of 2010, increased 10% over the same period a year ago due to the legal settlement of $2.0 million combined with a $654,000 increase in our net interest income.   On a year-to-date basis, 2010 revenues of $71.3 million, was 2% higher than the same period in 2009 and slightly lower when excluding the legal settlement.  The decline in revenues on a year-to-date basis was primarily attributed to gains on sales of residential mortgages, which were $890,000 lower than in 2009.  As part of our interest rate risk management practices, the Company sells low yielding residential mortgages while retaining servicing of those mortgages which minimizes the impact to our customers.

Operating expenses of $13.5 million for the third quarter of 2010 increased $1.3 million or 11% when compared to the third quarter of 2009, primarily due to increased salaries and employee benefit costs of $878,000 and higher FDIC assessments of $141,000. Salaries and employee benefit costs reflect an increase in incentive compensation resulting from exceeding financial performance targets, as well as general salary increases and higher health insurance costs.  On a year-to-date basis, 2010 operating expenses increased $1.4 million, or 4%, compared to the same period in 2009, resulting in an efficiency ratio of 53.90% and 53.21% for 2010 and 2009, respectively.

Strategically, our efforts over the past several quarters to “fortify” our balance sheet have resulted in improved capital and asset quality ratios.  Through consistent earnings, we’ve managed to increase our total risk based capital ratio from 13.15% at September 30, 2009 to 14.56% at September 30, 2010.  Based on estimates of the proposed requirements of the recently approved Basel III international capital guidelines, as well as estimates of Federal Reserve capital guidelines, we feel we are in a strong position to meet those new requirements.  We are proud that we have successfully improved our capital position without subjecting our shareholders to dilution of their ownership in our Company while at the same time maintaining consistent dividends.  On September 28, 2010, a quarterly dividend of $0.25 was declared for shareholders of record on October 15, 2010.

During the third quarter, Camden National Corporation’s financial performance led to its being recognized as a “Best Performing Mid-Tier Bank” by USBanker magazine.  Camden National Corporation’s performance as measured by its three-year average return on equity positioned the Company as the highest-ranking mid-tier bank in New England, and number twelve in the Nation.  This is the eighth consecutive year Camden National Corporation has ranked among the top 20 performing mid-tier banks on the publication’s annual list. Additionally, we were pleased to be recognized by the Small Business Administration (SBA) as the #1 lender in Maine for most SBA loans produced for its fiscal year ended September 30, 2010.

Also during the quarter, Ward I. Graffam, Esq., reached the mandatory retirement age for directors, and John M. Rohman was named a director of the Company.  Ward’s contributions to our organization were many.  Notably, as chair of the compensation committee of the Board of Directors, Ward led the advancement of our compensation practices, many of which are just now being required by various regulators.  John has served as a director of Camden National Bank since 2007 and currently serves as Chairman of WBRC Architects, a 70-person architectural and engineering firm with offices in Bangor and Portland, Maine, as well as Sarasota, Florida.  In addition to serving as president and chief executive officer of WBRC from 1990 to 2010, John has served as Mayor of the City of Bangor, as chair of the Governor’s Creative Economy Council and more recently as a director of the Efficiency Maine Trust.

The ability to maintain above peer level performance is a direct result of a dedicated workforce, a loyal customer base, and supportive shareholders represented by the Board of Directors, who all believe in our mission to be a Maine-based community banking organization.  Your support is greatly appreciated.

Sincerely,

/s/ Gregory A. Dufour
Gregory A. Dufour
President and Chief Executive Officer

Summary Financial Data (unaudited)
(In thousands, except numbers of shares and per share data)

Financial Condition Data	September 30, 2010	September 30, 2009	December 31, 2009
Investments	$599,942	$587,297	$539,587
Loans	1,536,077	1,519,681	1,526,758
Allowance for loan losses	22,336	19,435	20,246
Total assets	2,308,002	2,272,746	2,235,383
Deposits	1,582,248	1,513,334	1,495,807
Borrowings	495,796	545,628	527,347
Shareholders' equity	204,190	186,771	190,561

	At or for the Three Months Ended		At or for the Nine Months Ended
Operating Data	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income	$26,278	$27,980	$78,776	$86,216
Interest expense	7,399	9,755	23,277	31,146
Net interest income	18,879	18,225	55,499	55,070
Provision for credit losses	1,291	2,000	5,237	6,514
Net interest income after provision for credit losses	17,588	16,225	50,262	48,556
Non-interest income	6,799	5,144	15,796	14,742
Non-interest expense	13,459	12,147	39,238	37,854
Income before income taxes	10,928	9,222	26,820	25,444
Income taxes	3,487	2,894	8,480	7,898
Net income	$7,441	$6,328	$18,340	$17,546

Per Share Data
Basic earnings per share	$0.97	$0.83	$2.40	$2.30
Diluted earnings per share	0.97	0.83	2.39	2.29
Cash dividends paid per share	0.25	0.25	0.75	0.75
Book value per share	26.67	24.43	26.67	24.43
Tangible book value per share(1)	20.66	18.34	20.66	18.34

Selected Financial Data
Return on average assets	1.29%	1.10%	1.08%	1.02%
Return on average equity	14.66%	13.93%	12.43%	13.48%
Tier 1 leverage capital ratio	8.65%	7.87%	8.65%	7.87%
Tier 1 risk-based capital ratio	13.27%	11.89%	13.27%	11.89%
Total risk-based capital ratio	14.53%	13.15%	14.53%	13.15%
Efficiency ratio(2)	51.22%	51.02%	53.90%	53.21%
Allowance for credit losses to total loans	1.45%	1.28%	1.45%	1.28%
Net loan charge-offs to average loans (annualized)	0.32%	0.32%	0.27%	0.42%
Non-performing loans to total loans	1.37%	1.20%	1.37%	1.20%
Non-performing assets to total assets	1.03%	1.04%	1.03%	1.04%

(1) Computed by dividing shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.
(2) Calculated by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding security gains/losses).

Camden National Corporation Stock Price 2009 2010 $45.00 $40.00 $35.00 $30.00 $25.00 $20.00 $15.00 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Stock price is the closing price on the last business day of the month. $32.11 $22.85 $34.03 $27.47 $34.65 $33.04 $32.70

A complete set of financial statements for Camden National Corporation my be obtained upon written request to
Susan M. Westfall, SVP Clerk, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2096.